November 12,2019

Kelso Technologies Inc.
13966 18B Avenue
Surrey, British Columbia V4A 8J1
Canada

Dear Sirs:

                   Re:      Kelso Technologies Inc.-Registration Statement on Form S-8

                   We are counsel to Kelso Technologies Inc. (the "Company"), a corporation incorporated under the laws ofthe Province of British Columbia, Canada. In such capacity, we have assisted in the preparation ofthe Registration Statement ofthe Company on Form S-8 (the "Registration Statement")in connection with the registration under the Securities Act of1933, as amended, of an aggregate of 2,400,000 common shares (the "Option Shares") of the Company issuable pursuant the 2014 Stock Option Plan (the "Option Plan").

                   We have examined originals or copies, certified or otherwise identified to our satisfaction ofthe resolutions ofthe directors ofthe Company with respect to the matters herein. We have also examined such statutes and public and corporate records ofthe Company,and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have,for the purposes ofthis opinion,assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or a certificate ofan officer ofthe Company.

                   Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that the Option Shares, once issued in accordance with the terms of the Option Plan and the terms ofthe respective stock option agreements entered into pursuant to the Option Plan, including payment of the exercise price, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital ofthe Company.

                   This opinion letter is opining upon and is limited to the laws of the Province of British Columbia and the federal laws ofCanada applicable therein, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action,judicial decision or otherwise.

                   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7ofthe Securities Actof1933,as amended,or rules and regulations ofthe Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

CW14309466.2